EXHIBIT 99.1

To Form 8-K dated March 10, 2009

NEWS RELEASE

SEACOAST BANKING CORPORATION OF FLORIDA

Dennis S. Hudson, III

Chairman and Chief Executive Officer

Seacoast Banking Corporation of Florida

(772) 288-6085

William R. Hahl

Executive Vice President/

Chief Financial Officer

 (772) 221-2825

SEACOAST REPORTS RESULTS ON FORM 10-K AS OF DECEMBER 31, 2008

STUART, FL., March 10, 2009 – Seacoast Banking Corporation of Florida (NASDAQ-NMS:  SBCF), a bank holding company whose principal subsidiary is Seacoast National Bank, announced today that it filed its Annual Report on Form 10-K as of December 31, 2008.  During the review and preparation of the filing of the Company’s Annual Report on Form 10-K management reviewed the Company's deferred tax positions and concluded that while all of the net federal deferred tax assets of $6.2 million would be realized based on future taxable income and available tax planning strategies, a portion of its $6.6 million net state deferred tax assets may not be realized due to limitations imposed by state tax code.  Therefore, a non-cash valuation allowance was recorded which increased the Company’s net loss by $4.6 million for the year ended December 31, 2008.  This non-cash adjustment resulted in no change in regulatory capital ratios, as deferred tax assets are limited by regulation in these calculations.  The Company’s total risk-based capital ratio was 14.00% and Tier 1 Capital ratio was 12.75% at December 31, 2008.

The following table reconciles net loss before tax benefit and the net loss as reported in the Company’s earnings release with the amounts reported in the Company’s annual report which was filed today.

	Three Months Ended December 31, 2008		Twelve Months Ended December 31, 2008
(Dollars in thousands, Except per share data)	Previously Reported	Form 10-K	Previously Reported	Form 10-K

Loss before income tax benefit	$ (29,092)	$ (29,092)	$ (67,697)	$ (67,697)
Benefit for income taxes	(11,096)	(6,496)	(26,700)	(22,100)
NET LOSS	$ (17,996)	$ (22,596)	$ (40,997)	$ (45,597)

Net (loss) per share of common stock
Diluted	$ (0.95)	$ (1.19)	$ (2.16)	$ (2.41)
Basic	(0.95)	(1.19)	(2.16)	(2.41)

Total shareholder’s equity			$ 220,518	$ 216,001
Common shareholder’s equity			176,731	172,214
Book value per common share			9.22	8.98
Tangible book value			8.63	8.39
Tangible common equity to tangible assets			5.37%	5.18%

Seacoast Banking Corporation of Florida has approximately $2.3 billion in assets.  It is one of the largest independent commercial banking organizations in Florida, headquartered on Florida’s Treasure Coast, one of the wealthiest areas in the nation.

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Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, cost savings, enhanced revenues, economic and seasonal conditions in our markets, and improvements to reported earnings that may be realized from cost controls and for integration of banks that we have acquired, as well as statements with respect to Seacoast’s objectives, expectations and intentions and other statements that are not historical facts.  Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of Seacoast to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “support”, “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “further”, “point to,” “project,” “could,” “intend” or other similar words and expressions of the future.  These forward-looking statements may not be realized due to a variety of factors, including, without limitation: the effects of future economic and market conditions, including seasonality; governmental monetary and fiscal policies, as well as legislative, tax and regulatory changes; changes in accounting policies, rules and practices; the risks of changes in interest rates on the level and composition of deposits, loan demand, liquidity and the values of loan collateral, securities, and interest sensitive assets and liabilities; interest rate risks, sensitivities and the shape of the yield curve; the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market areas and elsewhere, including institutions operating regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; and the failure of assumptions underlying the establishment of reserves for possible loan losses.  The risks of mergers and acquisitions, include, without limitation: unexpected transaction costs, including the costs of integrating operations; the risks that the businesses will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; the potential failure to fully or timely realize expected revenues and revenue synergies, including as the result of revenues following the merger being lower than expected; the risk of deposit and customer attrition; any changes in deposit mix; unexpected operating and other costs, which may differ or change from expectations; the risks of customer and employee loss and business disruption, including, without limitation, as the result of difficulties in maintaining relationships with employees; increased competitive pressures and solicitations of customers by competitors; as well as the difficulties and risks inherent with entering new markets.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2008 under “Special Cautionary Notice Regarding Forward-Looking Statements” and “Risk Factors”, and otherwise in our SEC reports and filings.  This report is available upon request from the Company, or from the Securities and Exchange Commission, including through the SEC’s Internet website at http://www.sec.gov.